REALTOR®

VIRGINIA REALTORS®
RESIDENTIAL CONTRACT OF PURCHASE

EQUAL HOUSING OPPORTUNITY

(This is a legally binding contract. If you do not understand any part of it, please seek competent advice before signing.)

LMB RB

This CONTRACT OF PURCHASE made as of 10/8/25, between Logan and Rejon Bares (the "Seller," whether one or more), whose address is 807 Sun Valley Way, North Chesterfield, VA 23236,

and Arrived Fund Manager, LLC and/or Assigns (the "Purchaser", whether one or more), whose address is 1 West Mountain St., Suite 109, Fayetteville, AR 72701,

provides: The Listing Company (who represents Seller) is Real Broker, LLC
and the Selling Company (who ☐ does OR ☐ does not represent Purchaser) is Flynn Realty.

1. **REAL PROPERTY**: Purchaser agrees to buy and Seller agrees to sell the land and all improvements thereon located in the County or City of North Chesterfield, Virginia and described as (legal description): 747699526200000

and more commonly known as: ______

together with all fixtures located thereon (if present as of the date of this Contract), including, without limitation, blinds, ceiling fans, curtain rods and brackets, audio-video or media mount and mounting hardware, built-in dishwasher, door knockers, garage door openers and controls, gas fireplace logs and inserts, installed floor and wall coverings, installed mirrors, light fixtures, mailbox and post, built-in range, shades, shrubs, exterior plants and trees, shutters, smoke and heat detectors, storm windows and storm doors, switch and receptacle covers, television antenna(e), window screens, and screen doors (together with the items of personal property described in paragraph 2, the "Property").

2. **PERSONAL PROPERTY**: The following items of personal property are included in this sale: All items in the MLS listing including refrigerator.

3. **PURCHASE PRICE**: The Purchase Price of the Property is: ______ Dollars ($ 430,000.00), which shall be paid to Seller at settlement in cash or by cashier's or certified check or wired funds subject to the prorations described herein and from the following sources:

☐ (a) **THIRD PARTY FIRST TRUST:** This sale is contingent on Purchaser's ☐ obtaining OR ☐ assuming: ☐ a conventional; ☐ FHA; ☐ VA ; ☐ VHDA OR ☐ other (describe) (______) loan secured by a first deed of trust lien on the Property in the principal amount of $______, or ______% of the Purchase Price bearing interest at a fixed rate not exceeding ______% per year, or at an adjustable rate with an initial rate not exceeding _______% per year and a maximum rate during the term of the loan not exceeding ______% per year, or at the market rate of interest at the time of settlement, amortized over a term of ______ years, and requiring not more than a total of ______ loan discount points, excluding a loan origination fee, or an assumption fee not exceeding $______. (If this contract provides for the assumption of a loan: (i) the parties acknowledge that the balance set forth above is approximate and that the principal amount to be assumed will be the outstanding principal balance on the date of settlement, and (ii) Purchaser shall assume all obligations of Seller under such loan.)

☐ (b) **THIRD PARTY SECOND TRUST:** This sale is also contingent on Purchaser's obtaining a loan secured by a second deed of trust lien on the Property in the principal amount of $______, or ______% of the Purchase Price bearing interest at a rate not exceeding ______% per year, amortized as follows ______, and requiring not more than a total of ______ loan discount points, excluding the origination fee.

☐ (c) **SELLER FINANCING:** Seller agrees that $________________________________ or ____% of the Purchase Price shall be evidenced by a note made by Purchaser payable to Seller bearing interest at a rate of ______% per year amortized as follows: ____
____.

The note shall be secured by a deferred purchase money ☐ first, ☐ second, OR ☐ (specify priority) _____________ deed of trust lien on the Property. The deed of trust and note shall provide, among other things, that: (i) the note shall be due and payable in full if the Property, or any interest therein, is transferred, sold, or conveyed; (ii) Purchaser shall have the right to prepay the note at any time in whole or in part ☐ with a premium penalty of _______% of the amount prepaid, or ☐ without premium or penalty; (iii) a lot release schedule shall be provided, if applicable; (iv) a late payment charge not exceeding five percent of the payment may be assessed by Seller for any payment more than seven (7) calendar days late; (v) the note and deed of trust shall otherwise be in form satisfactory to Seller; (vi) other terms
____
____
____
____
____

Such financing shall be contingent upon review and approval of Seller of a current credit report on each Purchaser and a current personal financial state of each Purchaser, which documents must be provided to Seller within ______ business days following execution of this Contract by both parties. The deed of trust shall be recorded at Purchaser's expense at settlement. Purchaser may not assign this Contract in whole or in part, without the prior written consent of Seller, which Seller shall be under no obligation whatsoever to give.

☑ (d) **BALANCE OF PURCHASE PRICE:** Purchaser will provide the balance of the Purchase Price from Purchaser's funds in cash or by cashier's or certified check or wired funds at settlement.

(e) **OTHER FINANCING TERMS:** ____
____
____
____
____

4. **DEPOSIT:** Purchaser shall make a deposit of $2,000.00 to be held by Blueprint Title (the "Escrow Agent") in the form of: ☐ check ☐ cash ☑ other wire (the "Deposit"). Purchaser **[select one]:** ☐ has paid the Deposit to the Escrow Agent OR ☐ will pay the Deposit to the Escrow Agent within 2 Biz days (the "Extended Deposit Date") after the date this Contract is fully executed by the parties. If Purchaser fails to pay the Deposit as set forth herein, then Purchaser shall be in breach of this Contract. At Seller's option and in lieu of all other remedies set forth in this Contract, Seller may terminate this Contract by written notice to Purchaser and neither party shall have any further obligation hereunder.

If the Escrow Agent is a Virginia Real Estate Board ("VREB") licensee, the parties direct the Escrow Agent to place the Deposit in an escrow account by the end of the fifth business banking day following the latter of: (i) the date this Contract is fully executed by the parties, or (ii) receipt during the Extended Deposit period. If the Escrow Agent is not a VREB licensee, the parties direct the Escrow Agent to place the Deposit in an escrow account in conformance with applicable Federal or Virginia law and regulations. The Deposit may be held in an interest bearing account and the parties waive any claim to interest resulting from such Deposit. The Deposit shall not be released by the Escrow Agent until (i) credited toward the purchase price at settlement; (ii) Seller and Purchaser agree in writing as to its disposition; (iii) a court of competent jurisdiction orders a disbursement of the funds; or (iv) disbursed in such manner as authorized by the terms of this Contract or by Virginia law or regulations. Seller and Purchaser agree that Escrow Agent shall have no liability to any party for disbursing the Deposit in accordance with this paragraph, except in the event of Escrow Agent's negligence or willful misconduct.

If the Property is foreclosed upon while this Contract is pending, the terms of Section 54.1-2108.1 of the Code of Virginia shall apply to the disbursement of the Deposit. Foreclosure shall be considered a termination of this Contract by Seller and, absent any default by Purchaser, the Deposit shall be disbursed to Purchaser.

5. **FINANCING:**
(a) This Contract and Purchaser's obligation hereunder are contingent upon Purchaser obtaining and delivering to Seller a written commitment or commitments, as the case may be (the "Commitment") for the third-party financing or loan assumption required in paragraph 3. Purchaser agrees to make written application for such financing or assumption (including the payment of any required application, credit, or appraisal fees) within five (5) business days of the date of acceptance of this Contract and to diligently pursue obtaining the Commitment. Purchaser hereby grants permission for Purchaser's lender and Selling Company to furnish Seller and Listing Company information about the status of Purchaser's loan approval process, including specific items required by Purchaser's lender or actions Purchaser must perform to obtain loan approval. Purchaser agrees, upon written

request by Seller, to provide written consent satisfactory to Purchaser's lender to permit Purchaser's lender to provide such information to Seller and Listing Company.

(b) If Purchaser does not obtain the Commitment and so notifies Seller or Listing Company in writing before 5:00 p.m. local time on ______________________________, 20_____ (if no date is filled in, the date shall be the same date set forth in paragraph 9), then this Contract shall terminate upon giving such notice. If Purchaser does not obtain the Commitment and notice thereof is not received by the deadline, or such later deadline as the parties may agree upon in writing, then Purchaser's financing contingency set out in subparagraph 5(a) above shall nonetheless continue unless Seller gives Purchaser written notice of intent to terminate this Contract. If Seller gives Purchaser such notice, this Contract shall terminate as of 5:00 p.m. local time on the third day following Seller's delivery of such notice to Purchaser unless before that time Purchaser has delivered to Seller a Commitment in compliance with the provisions of subparagraph 5(a) above, or a removal of Purchaser's financing contingency and evidence of the availability of funds necessary to settle without such financing. As used in this paragraph 5, the term Commitment shall mean a written acknowledgment from the Purchaser's lender or lenders that (i) selling, settling on or leasing another property is not required for underwriting approval, unless Purchaser's obligations under this Contract are contingent on such sale, settlement or lease; (ii) Purchaser has made application for the financing and paid all fees associated therewith; and (iii) as of the date of the Commitment, Purchaser's credit, income and assets, and debt have been verified by lender's underwriter as adequate or as meeting underwriting requirements without further action by Purchaser as of that date. If Purchaser provides Seller evidence that it has obtained the Commitment and the lender issuing such Commitment notifies Purchaser, after the date set forth in this paragraph 5(b), that it will not provide the financing, Purchaser shall notify Seller in writing of such fact within three (3) days of Purchaser's receipt of such notice from the lender. If Purchaser does not default under the terms of this paragraph, Deposit shall be refunded to Purchaser.

(c) If any down payment as established in Paragraph 3 or any balance of the Purchase Price in excess of the Deposit is to be paid in cash without third party or Seller financing, upon Seller's written request, Purchaser shall give the Seller written verification from Purchaser's bank or other sources within seven (7) days of the latter of either the request from the Seller or Ratification date of this Contract, that Purchaser has or can have the balance of the Purchase Price in cash not later than the settlement date. If Purchaser fails to give such verification within such time, Seller may terminate this Contract by giving Purchaser written notice thereof within five (5) days after the date by which verification was to be given.

(d) Purchaser represents to Seller that neither Purchaser's obligations under this Contract nor Purchaser's financing is dependent or contingent on the sale or settlement or lease of other real property, unless specified in a written contingency. Purchaser acknowledges that Seller is relying on this representation.

(e) The occurrence of any of the following shall constitute a default by Purchaser under this Contract, which Purchaser may cure only by providing evidence reasonably satisfactory to Seller, within three (3) days of written notice by Seller of such default, of Purchaser's ability to settle timely:

- (i) Purchaser fails to make timely application for any financing provided for hereunder, or to diligently pursue obtaining such financing;
- (ii) Purchaser fails to lock in the interest rate(s) provided for hereunder and the rate(s) increase so that Purchaser no longer qualifies for the financing;
- (iii) Purchaser fails to comply with the lender's reasonable requirements in a timely manner;
- (iv) Purchaser fails to notify the lender, Seller, or Listing Company promptly of any material adverse change in Purchaser's financial situation that affects Purchaser's ability to obtain the financing;
- (v) Purchaser does not have the down payment, closing costs or fees, or other funds required to settle as provided in this Contract;
- (vi) Purchaser does or fails to do any act following ratification of this Contract that prevents Purchaser from obtaining the financing; or
- (vii) Purchaser makes any deliberate misrepresentation, material omission, or other inaccurate submission or statement that results in Purchaser's inability to secure the financing.

(f) Purchaser ☐ does OR ☑ does not intend to occupy the Property as a primary residence.

(g) Nothing in this Contract shall prohibit Purchaser from pursuing alternative financing from the financing specified in paragraph 3 unless it delays settlement or increases expense to Seller without Seller's written agreement. Purchaser's failure to obtain the alternative financing shall be at Purchaser's risk, and shall not relieve Purchaser of the consequences set forth in this paragraph 5 should Purchaser fail to pursue, as required in this paragraph 5, the financing set forth in paragraph 3.

6. **VA/FHA LOAN:**

(a) It is expressly agreed that notwithstanding any other provision of this Contract, the Purchaser shall not be obligated to complete the purchase of the Property or to incur any penalty by forfeiture of earnest money Deposits or otherwise unless the Purchaser has been given in accordance with HUD/FHA or VA requirements a written statement by the Federal Housing Commissioner, Department of Veterans Affairs, or a Direct Endorsement lender setting forth the appraised value of the Property (excluding closing costs) as not less than the Purchase Price. The Purchaser shall have the privilege and option of proceeding with consummation of this Contract without regard to the amount of the appraised valuation by giving Seller written notice thereof within three (3) days after receipt of notification of the appraised value. THE APPRAISED VALUATION IS ARRIVED AT TO

DETERMINE THE MAXIMUM MORTGAGE THE DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT/DEPARTMENT OF VETERANS AFFAIRS WILL INSURE. HUD/DEPARTMENT OF VETERAN AFFAIRS DOES NOT WARRANT THE VALUE OR THE CONDITION OF THE PROPERTY. THE PURCHASER SHOULD SATISFY HIMSELF/HERSELF THAT THE PRICE AND CONDITION OF THE PROPERTY ARE ACCEPTABLE.

(b) If Purchaser is obtaining VA financing and elects to complete the purchase at a purchase price in excess of the appraised value as established by the Department of Veterans Affairs (the “Department”), Purchaser will disclose the source of such funds to the Department and pay the excess amount from such source. Such funds will not be borrowed funds unless approved by the Department.

(c) If Purchaser is obtaining FHA financing, the parties acknowledge that the loan amount may be approximate because financed acquisition costs cannot be determined until settlement.

7. **LOAN FEES:** Except as otherwise agreed upon in this Contract, Purchaser shall pay all points, loan origination fees, charges, and other costs imposed by a lender or otherwise incurred in connection with obtaining the loan or loans. The amount of any contributions Seller agrees to make under this Contract toward Purchaser’s loan fees shall include miscellaneous and tax service fees charged by a lender for financing described in this Contract and which by regulation or law Purchaser is not permitted to pay.

8. **TITLE INSURANCE.** Purchaser may, at Purchaser’s expense, purchase owner’s title insurance. Depending on the particular circumstances of the transaction, such insurance could include affirmative coverage against possible mechanics’ and materialmen’s liens for labor and materials performed prior to Settlement and which, though not recorded at the time of recordation of Purchaser’s deed, could be subsequently recorded and would adversely affect Purchaser’s title to the Property. The coverage afforded by such title insurance would be governed by the terms and conditions thereof, and the premium for obtaining such title insurance coverage will be determined by its coverage. Purchaser may purchase title insurance at either “standard” or “enhanced” coverage and rates. For purposes of owner’s policy premium rate disclosure by Purchaser’s lender(s), if any, Purchaser and Seller require that enhanced rates be quoted by Purchaser’s lender(s). Purchaser understands that nothing herein obligates Purchaser to obtain any owner’s title insurance coverage at any time, including at Settlement, and that the availability of enhanced coverage is subject to underwriting criteria of the title insurer.

9. **SETTLEMENT: POSSESSION:** Settlement shall be made at Blueprint Title on or about November 5th, 20 25. "Settlement" means the time when the settlement agent has received the duly executed deed, loan funds, loan documents, and other documents and funds required to carry out the terms of the contract between the parties and the settlement agent reasonably determines that prerecordation conditions of such contracts have been satisfied. Possession of the Property, which includes transfer of keys to Purchaser, shall occur at Settlement unless otherwise agreed in writing by the parties. At Settlement, Seller will deliver the deed described in paragraph 15, an affidavit acceptable to Purchaser and Purchaser’s title insurance company as to parties in possession and mechanic’s liens, applicable non-foreign status and state residency certificates and applicable IRS 1099 certificates.

10. **EXPENSES; PRORATIONS; ROLLBACK TAXES:**
(a) Each party shall bear its own expenses in connection with this Contract, except as specifically provided otherwise herein. **Seller agrees to pay the expense of preparing the deed and the recordation tax applicable to grantors**; all expenses incurred by Purchaser in connection with the purchase, including without limitation title examination, insurance premiums, survey costs, recording costs and the fees of Purchaser’s attorney, shall be borne by Purchaser. All taxes, assessments, interest, rent escrow deposits, and other ownership fees, if any, shall be prorated as of the date of settlement. In addition to the Purchase Price, Purchaser agrees to pay Seller for all fuel, oil and/or propane remaining in the tank(s) (if applicable) at the prevailing market price as of the date of settlement.

(b) Seller shall pay no more than $___________ in conjunction with escrow, closing, or settlement services as defined in Virginia Code § 55.1-1000 unless otherwise approved in writing. Purchaser shall pay any costs in excess of this amount charged by the Settlement Agent. If no amount is entered in the space in this paragraph, the parties agree that the amount entered in the blank shall be $250.

Seller reserves the right to retain an attorney of their choosing, and at their expense, to draft the deed and represent Seller by providing services other than those defined as escrow, closing, or settlement services in Virginia Code § 55.1-1000. Such right must be exercised in time to ensure that there is no delay to settlement.

(c) Rollback taxes shall be paid as follows: By Seller at closing.

11. **BROKERAGE FEE; SETTLEMENT STATEMENTS:** Seller and Purchaser authorize and direct the settlement agent to disburse to Listing Company and/or Selling Company from the settlement proceeds their respective portions of the brokerage fee payable as a result of this sale and closing under the Contract. Each of Listing Company and/or Selling Company shall deliver to the settlement agent, prior to settlement, a signed written statement setting forth the fee to which such company is entitled and

stating how such fee and any additional sales incentives are to be disbursed. Seller and Purchaser authorize and direct the settlement agent to provide to each of Seller, Purchaser, Listing Company and Selling Company a copy of the closing disclosure for the transaction.

12. **BROKER INDEMNIFICATION:** Seller and Purchaser agree to hold harmless Listing Company, Selling Company, the officers, directors and employees, or any real estate broker or salesperson employed by or affiliated with the Listing Company or Selling Company for any delay, or expense caused by such delay, in settlement due to regulatory or legal requirements.

13. **RISK OF LOSS:** All risk of loss or damage to the Property by fire, windstorm, casualty, or other cause is assumed by Seller until settlement. In the event of substantial loss or damage to the Property before settlement, Purchaser shall have the option of either (i) terminating this Contract and recovering the Deposit, or (ii) affirming this Contract, in which event Seller shall assign to Purchaser all of Seller's rights under any policy or policies of insurance applicable to the Property.

14. **WOOD INFESTATION INSPECTION AND REPORT:** Prior to settlement, Seller shall provide Purchaser a report, dated not more than 30 days prior to date of settlement, from a wood infestation control company certified and licensed by the Commonwealth of Virginia and properly insured, concerning the presence of or damage from termites or other wood-destroying insects in the primary dwelling, in any other dwelling(s) on the Property as to which a certificate of occupancy has been issued and is in effect, and in the following additional structures: All structures no exclusions
(the "Applicable Structures"). If the inspection reveals active infestation in any of the Applicable Structures, Seller shall have such infestation treated by a company licensed by the Commonwealth of Virginia and properly insured. If the inspection reveals damage to any Applicable Structure, Seller shall have the damage repaired by a contractor licensed in the Commonwealth of Virginia; provided, however, that if the estimated aggregate cost of such treatment or repairs or both exceeds $1,000, and Purchaser and Seller cannot agree on how the amount exceeding $1,000, will be paid, Purchaser shall have the right either (i) to accept repairs or treatment not exceeding $1,000, in which event Seller shall have such repairs or treatment performed at Seller's expense, (ii) to receive a credit at settlement in the amount of $1,000, or (iii) to terminate this Contract and receive a refund of the Deposit.

15. **TITLE:** At settlement Seller shall convey the Property to Purchaser by general warranty deed containing English covenants of title (except that conveyance from a personal representative of an estate or from a trustee or institutional lender shall be by special warranty deed), free of all encumbrances, tenancies, and liens (for taxes and otherwise), but subject to such restrictive covenants and utility easements of record which do not materially and adversely affect the use of the Property for residential purposes or render the title unmarketable. If the Property does not abut a public road, title to the Property must include a recorded easement providing adequate access thereto. In the event this sale is subject to a financing contingency under paragraph 3(a) or 3(b), the access to a public road must be acceptable to each lender. If the examination reveals a title defect of a character that can be remedied by legal action or otherwise within a reasonable time, then Seller, at Seller's expense and subject to the Remediation Limit set forth in paragraph 18, shall promptly take such action as is necessary to cure such defect. If the defect is not cured within 60 days after Seller receives notice of the defect, then Purchaser shall have the right to (i) terminate this Contract, in which event the Deposit shall be returned to Purchaser, and Purchaser and Seller shall have no further obligations hereunder, or (ii) waive the defect and proceed to settlement with no adjustment to the Purchase Price. If Seller has agreed to cure such defect, the parties agree that the settlement date prescribed in paragraph 9 shall be extended as necessary to enable Seller to cure such title defect, but not for more than 60 days unless agreed by the parties.

16. **EQUIPMENT CONDITION AND INSPECTION:**
(a) Purchaser agrees to accept the Property at settlement, and Seller agrees to deliver the Property to Purchaser at settlement, in its present physical condition, ordinary wear and tear excepted, but with such repairs and improvements as the parties otherwise agree.

(b) If Purchaser's obligations under this Contract are contingent on a professional inspection of the Property, then Purchaser shall be entitled to receive the Property at settlement in such condition as determined by such inspection and any negotiation and agreements relating to it. Purchaser and Purchaser's agents, inspectors, and engineers shall have the right to conduct a preoccupancy or presettlement inspection to verify that the condition of the Property conforms to this Contract and that no material damage or changes necessitating repairs have occurred to the Property after the date of this Contract or after any prior inspection of the Property provided for herein. Purchaser shall not be entitled to require Seller to correct defects discovered at a preoccupancy or presettlement inspection but existing as of the time of a prior inspection of the Property if those defects were not reported to Seller in connection with such prior inspection and Seller has not agreed to remedy such defects.

(c) If Purchaser's obligations under this Contract are not contingent on a professional inspection of the Property, then Seller warrants that all appliances, heating and cooling equipment, plumbing, including septic system, and electric systems will be in working condition at the time of settlement or of Purchaser's occupancy, whichever occurs first. Purchaser and Purchaser's agents, inspectors, and engineers shall have the right to conduct a preoccupancy or presettlement inspection to verify that the condition of the Property conforms to this Contract and that no material damage or changes necessitating repairs have occurred to the Property after the date of this Contract. Seller's obligations in this regard are limited by the Remediation Limit set forth in paragraph 18 of this Contract.

(d) Seller will provide Purchaser, Purchaser's professional inspectors and engineers, Selling Company, and representatives of Purchaser's lenders reasonable access to the Property to conduct inspections as appropriate and in compliance with this Contract. Seller will have all utilities in service at the time of all inspections to be conducted pursuant to this Contract, including those provided for in any separate provision or addendum dealing with inspections of the Property.

(e) Seller agrees to deliver the Property in broom-clean condition and to exercise reasonable and ordinary care in the maintenance and upkeep of the Property between the date this Contract is executed by Seller and the time of settlement or Purchaser's occupancy, whichever occurs first. If Seller fails to deliver the Property in the condition required by this paragraph 16, or if the presettlement or preoccupancy inspection reveals material damage or changes necessitating repairs occurring after any prior inspection of the Property, and Seller refuses to make the appropriate repairs, Purchaser shall have the right to terminate this Contract and receive a refund of the Deposit, or to waive the defects and proceed to settlement with no adjustment to the Purchase Price.

17. **WELL:**
(a) If the Property is served by an on-site well or other natural water source, Seller agrees to provide Purchaser with a certificate dated not more than 30 days prior to settlement from the appropriate governmental authority, or from an acceptable private company, indicating that the water is free from contamination by coliform bacteria. If this Contract is contingent on Purchaser's obtaining FHA or VA financing, the certificate shall also state that the water is free from levels of lead unacceptable to FHA or VA.

(b) If contamination of the water is found, then Seller, at Seller's expense and subject to the Remediation Limit set forth in paragraph 18, shall effect the appropriate remedies or repairs. If Seller fails to do so as soon as practicable, Purchaser shall have the right to (i) terminate this Contract, in which event the Deposit shall be returned to Purchaser, and Purchaser and Seller shall have no further obligations hereunder, or (ii) waive the defect and proceed to settlement with no adjustments to the Purchase Price.

18. **SELLER'S AND PURCHASER'S OPTION:** In the event that the total cost of fulfilling Seller's obligations set forth in paragraphs 15, 16 (c), and 17 above exceed $____________________________ in the aggregate (the "Remediation Limit"), Seller shall have the option (i) to fulfill Seller's obligations fully at Seller's expense, or (ii) to pay or credit the Remediation Limit to Purchaser and refuse to pay any excess over that amount. If Seller elects option (ii), Purchaser shall have the right to either accept the Property in its present condition (in which case the Seller shall pay or credit the Remediation Limit to Purchaser at settlement), or to terminate this Contract and receive a refund of the Deposit. If no amount is entered in the space in this paragraph, the parties agree that the amount shall be $1,000. The Remediation Limit is independent of any obligations agreed to by Seller in connection with an inspection of the Property pursuant to a separate addendum to this Contract, or provision other than contained in paragraphs 15, 16 (c) and 17, dealing with the right of Purchaser to conduct an inspection of the Property.

19. **PURCHASER'S INSPECTION(S):** Purchaser may have professional inspection(s) performed at Purchaser's expense by one or more qualified/licensed inspectors. Purchaser (Please check and initial): ☐ **WAIVES _______ (purchaser's initial):** OR ☑ **DESIRES** _GT 10/09/25 2:39 PM PDT dotloop verified_ **(purchaser's initial):** professional inspection(s).

The Property ☐ is OR ☑ is not served by a septic system. If the Property is served by a septic system, Purchaser ☐ WAIVES _______ (purchaser's initial) OR ☐ DESIRES _GT 10/09/25 2:39 PM PDT dotloop verified_ (purchaser's initial) a septic inspection.

If Purchaser desires an inspection contingency, see attached inspection addendum or separate provision of this Contract.

20. **NOTICE TO PURCHASER REGARDING SETTLEMENT AGENT AND SETTLEMENT SERVICES: Choice of Settlement Agent: Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia provides that the purchaser or borrower has the right to select the settlement agent to handle the closing of this transaction. The settlement agent's role in closing this transaction involves the coordination of numerous administrative and clerical functions relating to the collection of documents and the collection and disbursement of funds required to carry out the terms of the contract between the parties. If part of the purchase price is financed, the lender for the purchaser will instruct the settlement agent as to the signing and recording of loan documents and the disbursement of loan proceeds. No settlement agent can provide legal advice to any party to the transaction except a settlement agent who is engaged in the private practice of law in Virginia and who has been retained or engaged by a party to the transaction for the purpose of providing legal services to that party. Variation by agreement: The provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia may not be varied by agreement, and rights conferred by this chapter may not be waived. The seller may not require the use of a particular settlement agent as a condition of the sale of the property. Escrow, closing, and settlement service guidelines: The Virginia State Bar issues guidelines to help settlement agents avoid and prevent the unauthorized practice of law in connection with furnishing escrow, settlement or closing services. As a party to a real estate transaction, the purchaser or borrower is entitled to receive a copy of these guidelines from his settlement agent, upon request, in accordance with the provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia.**

To facilitate the settlement agent's preparation of various closing documents, including any HUD-1 or Closing Disclosure, Purchaser hereby authorizes the settlement agent to send such Closing Disclosure to Purchaser by electronic means and agrees to provide the settlement agent Purchaser's electronic mail address for that purpose only.

21. **MECHANICS LIEN NOTICE:**
(a) Virginia law (§43-1 et seq.) permits persons who have performed labor or furnished material for the construction, removal, repair or improvement of any building or structure to file a lien against the Property. This lien may be filed at any time after the work is commenced or the material is furnished, but not later than the earlier of (i) 90 days from the last day of the month in which the lienor last performed work or furnished materials or (ii) 90 days from the time the construction, removal or improvement is terminated. **AN EFFECTIVE LIEN FOR WORK PERFORMED PRIOR TO THE DATE OF SETTLEMENT MAY BE FILED AFTER SETTLEMENT. LEGAL COUNSEL SHOULD BE CONSULTED.**

(b) Seller shall deliver to Purchaser at settlement an affidavit, on a form acceptable to Purchaser's lender, if applicable, signed by Seller that no labor or materials have been furnished to the Property within the statutory period for the filing of mechanics' or materialmens' liens against the Property. If labor or materials have been furnished during the statutory period, Seller shall deliver to Purchaser an affidavit signed by Seller and the person(s) furnishing the labor or materials that the costs thereof have been paid.

22. **CONDOMINIUM DISCLOSURE:** The Seller represents that the Property **[select one]:** ☐ is OR ☑ is not a condominium resale, which is subject to the Virginia Condominium Act (§55.1-1900 et seq. of the Code of Virginia) (the "Condominium Act"). If the Property is a condominium resale, the Condominium Act requires the Seller to obtain from the unit owners' association a resale certificate and provide it to the Purchaser or Purchaser's authorized agent. The information contained in the resale certificate shall be current as of the specified date on the resale certificate. The Purchaser may cancel this Contract (a) within ___ days (between 3 and 7; if blank, 3) after the date of this Contract, if on or before the date that the Purchaser signs this Contract, the Purchaser receives the resale certificate or is notified that the resale certificate will not be available; (b) within ___ days (between 3 and 7; if blank, 3) after receiving the resale certificate if the resale certificate or notice that the resale certificate will not be available is hand delivered, delivered by electronic means, or delivered by a commercial overnight delivery service or the United States Postal Service and a receipt obtained; or (c) within ___ days (between 6 and 10; if blank, 6) after the postmark date if the resale certificate or notice that the resale certificate will not be available is sent to the Purchaser by United States mail. The Purchaser may also cancel this Contract at any time prior to settlement if the Purchaser has not been notified that the resale certificate will not be available and the resale certificate is not delivered to the Purchaser. Notice of cancellation shall be provided to the Seller (owner) or his agent by one of the following methods: (i) hand delivery; (ii) United States mail, postage prepaid, provided the sender retains sufficient proof of mailing, which may be either a United States postal certificate of mailing or a certificate of service prepared by the sender confirming such mailing; (iii) electronic means provided the sender retains sufficient proof of the electronic delivery, which may be an electronic receipt of delivery, a confirmation that the notice was sent by facsimile, or a certificate of service prepared by the sender confirming the electronic delivery; or (iv) overnight delivery using a commercial service or the United States Postal Service. In the event of a dispute, the sender shall have the burden to demonstrate delivery of the notice of cancellation. Such cancellation shall be without penalty, and the Seller shall cause any deposit to be returned promptly to the Purchaser, but not later than thirty days from the date of cancellation. Seller shall provide written instructions to the Association for the delivery of the resale certificate to Purchaser or Purchaser's authorized agent who is Susanne Flynn ______________ for the purposes of this paragraph. The right to receive the resale certificate and to cancel this Contract terminates at settlement. If the Purchaser has received the resale certificate, the Purchaser has a right, at Purchaser's sole expense, to request from the unit owners' association a resale certificate update or financial update. A request for an updated resale certificate does not extend the cancellation periods set forth above.

23. **PROPERTY OWNERS' ASSOCIATION DISCLOSURE**: The Seller represents that the Property **[select one]:** ☑ is OR ☐ is not located within a development which is subject to the Virginia Property Owners' Association Act (§§ 55.1-1800 et. seq. of the Code of Virginia) (the "Act"). If the Property is within such a development, the Act requires the Seller to obtain from the property owners' association an association disclosure packet and provide it to the Purchaser, or Purchaser's authorized agent. The information contained in the association disclosure packet shall be current as of the specified date on the disclosure packet. The Purchaser may cancel this Contract (a) within ___ days (between 3 and 7; if blank, 3) after the date of this Contract, if on or before the date that the Purchaser signs this Contract, the Purchaser receives the association disclosure packet or is notified that the association disclosure packet is not available; (b) within ___ days (between 3 and 7; if blank, 3) after receiving the association disclosure packet, if the association disclosure packet or notice that the association disclosure packet will not be available is hand delivered, delivered by electronic means, or delivered by a commercial overnight delivery service or the United States Postal Service and a receipt obtained; or (c) within ___ days (between 6 and 10; if blank, 6) after the postmark date if the association disclosure packet or notice that the association disclosure packet will not be available is sent to the Purchaser by United States mail. The Purchaser may also cancel this Contract at any time prior to settlement if the Purchaser has not been notified that the association disclosure packet will not be available and the association disclosure packet is not delivered to the Purchaser. Notice of cancellation shall be provided to the Seller (owner) or his agent by one of the following methods: (i) hand delivery; (ii) United States mail, postage prepaid, provided the sender retains sufficient proof of mailing, which may be either a United States postal certificate of mailing or a certificate of service prepared by the sender confirming such mailing; (iii) electronic means provided the sender retains sufficient proof of the electronic delivery, which may be an electronic receipt of delivery, a confirmation that the notice was sent by facsimile, or a certificate of service prepared by the sender confirming the electronic delivery; or (iv) overnight delivery using a commercial service or the United States Postal Service. In the event of a dispute, the sender shall have the burden to demonstrate delivery of the notice of cancellation. Such cancellation shall be without penalty, and the Seller shall cause any deposit to be returned promptly to the Purchaser, but not later than thirty days from the date of cancellation. Seller shall provide written instructions to the Association for delivery of the disclosure packet to Purchaser or Purchaser's authorized agent who is Susanne Flynn __________________ for the purposes of this paragraph. The right to receive the association disclosure packet and to cancel this Contract terminates at settlement. If the

Purchaser has received the association disclosure packet, the Purchaser has a right, at Purchaser's sole expense, to request an update of such disclosure packet from the property owners' association. A request for an updated disclosure packet does not extend the cancellation periods set forth above.

24. **LEAD-BASED PAINT INSPECTION:** This paragraph applies only if the Property was built prior to 1978 and is not exempt from the provisions of the Residential Lead-Based Paint Hazard Reduction Act of 1992 (42 U.S.C. § 4852d) (the "Lead Paint Act") and regulations promulgated pursuant thereto. (Check as applicable):

(a) Attached to this Contract is a fully executed "Disclosure of Information and Acknowledgment Lead-Based Paint and/or Lead-Based Paint Hazards," which is made a part of this Contract by the provisions of the Lead Paint Act.

(b) The Lead Paint Act grants Purchaser the right, for a period of ten (10) days after the date this Contract is fully ratified, to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead based paint hazards. Unless Purchaser and Seller have otherwise agreed, Purchaser's obligations under this Contract are not contingent on the results of such assessment or inspection. **(Check as applicable):**

☑ (i) Purchaser reserves the right to conduct a risk assessment or inspection for lead-based paint and/or lead-based paint hazards; **OR**

☐ (ii) Purchaser waives the right to conduct a risk assessment or inspection for lead-based paint and/or lead-based paint hazards.

25. **NOTICE TO PURCHASER(S):** Purchaser should exercise whatever due diligence Purchaser deems necessary with respect to information on sexual offenders registered under Chapter 23 (§19.2-387 et seq.) of Title 19.2 of the Virginia Code. Such information may be obtained by contacting your local police department or the Department of State Police, Central Records Exchange at [redacted] or www.vsp.state.va.us/.

26. **NOTICE OF DISCLOSURE PURSUANT TO VIRGINIA RESIDENTIAL PROPERTY DISCLOSURE ACT:**
Disclosure ☑ is **OR** ☐ is not attached. (Attachment does not become part of this Contract.)

27. **DEFAULT:** If Seller or Purchaser defaults under this Contract, the defaulting party, in addition to all other remedies available at law or in equity, shall be liable for the brokerage fee referenced in paragraph 11 hereof as if this Contract had been performed and for any damages and all expenses incurred by non-defaulting party, Listing Company, and Selling Company in connection with this transaction and the enforcement of this Contract, including, without limitation attorneys' fees and costs, if any. Payment of a real estate broker's fee as the result of a transaction relating to the property which occurs subsequent to a default under this Contract shall not relieve the defaulting party of liability for the fee of Listing Company in this transaction and for any damages and expenses incurred by the non-defaulting party, Listing Company, and Selling Company in connection with this transaction. In any action brought by Seller, Purchaser, Listing Company, or Selling Company under this Contract or growing out of the transactions contemplated herein, including, without limitation, a suit to secure the release of any earnest money deposit that the other principal to the transaction has refused to authorize, the prevailing party in such action shall be entitled to receive from the non-prevailing party or parties, jointly and severally, in addition to any other damages or awards, reasonable attorneys' fees and costs expended or incurred in prosecuting or defending such action. Seller and Purchaser acknowledge and agree that Listing Company and Selling Company are intended third-party beneficiaries of this Contract as to any commissions due them as a result of the transactions contemplated by this Contract.

28. **MISCELLANEOUS:** This Contract may be signed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document. Documents delivered by facsimile machine shall be considered as originals. Unless otherwise specified herein, "days" mean calendar days. For the purpose of computing time periods, the first day shall be the day following the Date of Ratification or delivery of the notice that triggers the time period. Deadlines run until 11:59 p.m. on the date of the deadline, unless otherwise noted. This Contract represents the entire agreement between Seller and Purchaser and may not be modified or changed except by written instrument executed by the parties. This Contract shall be construed, interpreted and applied according to the laws of the state in which the Property is located and shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties. To the extent any handwritten or typewritten terms herein conflict with or are inconsistent with the printed term hereof, the handwritten and typewritten terms shall control. Whenever the context shall so require, the masculine shall include the feminine and singular shall include the plural. Unless otherwise provided herein, the provisions of this Contract affecting title shall be deemed merged into the deed delivered at settlement and shall not survive settlement. The parties agree that venue for any disputes shall be the jurisdiction in which the Property is located.

29. **NON-BINDING MEDIATION:** In an effort to avoid the expense and delay of litigation, the parties agree to submit any disputes or claims arising out of this Contract, including those involving the Listing Company or the Selling Company, to mediation prior to instituting litigation. Such mediation will be ***non-binding,*** that is, no party will be obligated to enter into any settlement arising out of mediation unless that settlement is satisfactory to that party. Any settlement the parties enter into will be binding, but if the parties are not able to reach agreement on a settlement, they may resort to arbitration or litigation as if the mediation had never taken place. The mediation will be performed by a mutually agreeable mediator or mediation service in the area. This agreement to mediate does not apply to foreclosure, unlawful detainer (eviction), mechanics lien, probate, or license law actions. Judicial

actions to provide provisional remedies (such as injunctions and filings to enable public notice of pending disputes) are not violations of the obligation to mediate and do not waive the right to mediate.

30. **BROKERS: LICENSEE STATUS:**
(a) Listing Company and Selling Company may from time to time engage in general insurance, title insurance, mortgage loan, real estate settlement, home warranty, and other real estate-related businesses and services, from which they may receive compensation during the course of this transaction, in addition to real estate brokerage fees. The parties acknowledge that Listing Company and Selling Company are retained for their real estate brokerage expertise, and neither has been retained as an attorney, tax advisor, appraiser, title advisor, home inspector, engineer, surveyor, or other professional service provider.

(b) Disclosure of Real Estate Board/Commission licensee status, if any is required in this transaction: ____________________

31. **OTHER TERMS:** (Use this space for additional terms not covered elsewhere in this Contract.)

1. Commission paid by Sellers to Buyer's agent will be 2.5%.
2. Contingent on Arrived Addendum attached hereto.
3. All appliances will remail including but not limited to refrigerator, dishwasher, microwave, range.
4. Blueprint Title to issue title.
5. Contract to be assigned to an LLC of buyer's choice at closing.
6. Seller to provide proof that solar panels are paid in full prior to closing.

LMB RB

32. **ACCEPTANCE:** This Contract, when signed by Purchaser, shall constitute an offer to enter into a bilateral contract, and the offer shall remain in effect unless earlier withdrawn, until 12pm (local time in Virginia), on ~~October 10~~ October 12, 20 25 (date). If not accepted by such time, this offer shall be null and void.

33. **ELECTRONIC SIGNATURES.** RB LMB / JT **If this paragraph is initialed by both parties, then in accordance with the Uniform Electronic Transactions Act (UETA) and the Electronic Signatures in Global and National Commerce Act, or E-Sign, regarding electronic signatures and transactions, the parties do hereby expressly authorize and agree to the use of electronic signatures as an additional method of signing and/or initialing this Agreement and any addenda or amendments. The parties hereby agree that either party may sign electronically by utilizing an electronic signature service.**

JT 10/10/25 12:11 PM PDT dotloop verified

34. **WIRE FRAUD ALERT.** Criminals are hacking email accounts of real estate agents, title companies, settlement attorneys, and others, resulting in fraudulent wire instructions being used to divert funds to the account of the criminal. Purchaser and Seller are advised to not wire any funds without personally speaking with the intended recipient of the wire to confirm the routing number and the account number. Neither Purchaser or Seller should send personal information such as Social Security numbers, bank account numbers, and credit card numbers except through secured email or personal delivery to the intended recipient.

PURCHASER:	**SELLER:**
Jeff Talbert on behalf of Arrived Fund Manager, LLC And/Or Assigns (dotloop verified 10/09/25 2:39 PM PDT ULWQ-Q6FD-YWMY-Z5G1) DATE / PURCHASER	10/09/25 / Logan Matthew Bares DATE / SELLER
____ / ____ DATE / PURCHASER	10/09/25 / Rejon Bares DATE / SELLER
____ / ____ DATE / PURCHASER	____ / ____ DATE / SELLER
____ / ____ DATE / PURCHASER	____ / ____ DATE / SELLER

For informational purposes only:

If Escrow Agent is Listing or Selling Broker, receipt of Deposit per paragraph 4 is hereby acknowledged.

_______/____________________________
Date Escrow Agent

Selling Company's Name and Address

Flynn Realty
1057 Avery Trace Circle, Hendersonville, TN 37075

Office Phone: 615-364-0948 Fax: ______
MLS Broker Code: ______ Office ID No.______
Firm license No.: 226036374
Agent Name: Susanne Flynn
Agent MLS ID No.: N/A
Agent license No.: 225265209
Agent E-mail address: [redacted]
Agent Cell Phone No.:

Listing Company's Name and Address:

Real Broker LLC
3701 Cox Rd Richmond VA
Office Phone: ______ Fax: ______
MLS Broker Code: ______ Office ID No.______
Firm license No.: 0226026755
Agent Name: Mary Soroka
Agent MLS ID No.: 75220
Agent license No.: 0225207210
Agent E-mail address: [redacted]
Agent Cell Phone No.: [redacted]

This Contract has been ratified by Purchaser and Seller as of ______________, 20 ____ ("Date of Ratification").

Acknowledge

Selling Firm *Jeff Talbert on behalf of Arrived Fund Manager, LLC And/Or Assigns* ______
(signature)

dotloop verified
10/09/25 2:39 PM PDT
BDS3-4WUJ-26KD-HADX

Listing Firm *Mary Soroka* ______
(signature)